Exhibit 12

CIGNA CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

Year Ended December 31,	2011	2010	2009	2008	2007

Income from continuing operations before income taxes	$1,876	$1,802	$1,853	$329	$1,575

Adjustments:
Loss (income) from equity investee	(12)	(15)	(13)	(10)	(4)

(Income) attributable to noncontrolling interest	(1)	(4)	(3)	(2)	(3)

Income before income taxes, as adjusted	$1,863	$1,783	$1,837	$317	$1,568

Fixed charges included in income:

Interest expense	$202	$182	$166	$146	$122
Interest portion of rental expense	38	45	47	45	34
Interest credited to contractholders	5	5	3	6	7

	$245	$232	$216	$197	$163

Income available for fixed charges	$2,108	$2,015	$2,053	$514	$1,731

RATIO OF EARNINGS TO FIXED CHARGES:

Including interest credited to contractholders	8.6	8.7	9.5	2.6	10.6

This Exhibit 12 has been updated from the Company’s 2011  Form 10-K to reflect changes resulting from the retrospective adoption of amended accounting guidance for deferred policy acquisition costs, effective January 1, 2012.  See Note 2 to the Consolidated Financial Statements within this Form 8-K for additional information.

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